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                                                                  Exhibit 10.20



                                    AGREEMENT AND RELEASE




                                                               December 13, 2000




TO:   Leonard R. Byrne

FROM: William V. Hickey


This memorandum sets forth our agreement related to your leaving employment with Sealed Air Corporation and its subsidiary, Cryovac Inc. (collectively "Sealed Air").

1.       EMPLOYMENT

         We confirm that your last date of active employment will be June 30, 2001. Your salary will continue until that date and your active Sealed Air employee benefit coverages will also continue until that date (provided you continue to pay any required premiums). Also, certain benefit coverages will continue during the period that you are receiving severance payments (see Section 3). If you have any questions regarding Sealed Air employee benefits, please refer to the appropriate Summary Plan Descriptions or call Don Watt at Sealed Air's Park 80 Office in Saddle Brook, New Jersey.

         You have advised that you will resign as an officer of Sealed Air Corporation (and from all positions you hold as officer or director of any of Sealed Air Corporation's subsidiaries) as of December 31, 2000, and that you do not wish to be considered a candidate for appointment to any of these positions at any time thereafter, even though you will continue to serve as an employee until June 30, 2001.

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2.       UNUSED VACATION PAYMENT

         You will receive a lump sum payment for any accrued 2001 vacation time remaining unused as of your last date of active employment in accordance with Sealed Air's vacation policy. Since you were hired prior to January 1, 1983, you will also be paid the additional vacation committed at the time of accrual conversion, if not already paid or used. This payment for unused vacation will be made in the month following your last day of active employment and will be subject to legally required and authorized deductions.

3.       SEVERANCE BENEFITS

         a.) You will receive one and one-half weeks pay for each year of service plus an additional 13 weeks for a total of 65 weeks of severance pay. You will receive severance pay at your current base pay level of $23,750.00 per month (subject to legally required and authorized deductions) during the period commencing immediately after your last date of active employment and ending on September 27, 2002. Payments will be made on regularly scheduled payroll dates.

         b.) During the period that you are receiving severance pay, you will continue to be eligible to participate in Sealed Air's Medical and Dental coverages, provided you continue to make any required contributions and the plans continue to be available to employees.

          c.) The period that you receive severance payments hereunder will be considered service and active employment under the W.
                  R. Grace & Co. Stock Incentive Plans, subject to the approval of such approach by the Organization and Compensation Committee (the "Compensation Committee") of the Board of Directors of Sealed Air Corporation. The period that you receive severance benefits hereunder will also be considered continued employment for the purpose of payment of your deferred compensation account under the Compensation Deferral Agreement entered into as of September 20, 2000 between you and Sealed Air Corporation.

                  The provisions of this Paragraph (c) will put you in the same position as an active employee who retires on the date your severance payments ends with regard to the specific plan provisions mentioned in this Paragraph (c).

                  You agree that you will be solely responsible for any federal, state or local income taxes or property taxes that accrue as a result of the above.

4.        CONTINUATION OF MEDICAL AND DENTAL COVERAGE AFTER SEVERANCE PERIOD
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          At the time you are to receive your last severance payment, you will be notified of your right to elect coverage under the Sealed Air Medical and Dental Plans by paying the full cost of such coverage (which is sometimes called "COBRA Coverage") for a period of up to eighteen months after your severance payments cease. We understand that you have the right to start coverage under the W. R. Grace & Co. retiree medical plan whenever you elect such coverage to start. If W.
          R. Grace & Co. retiree medical plan should cease to be available to you (except if you cancel such coverage or stop paying for such coverage), then you may enroll in Sealed Air's Retiree Medical Plan as then in effect. Your cost for such retiree medical coverage in Sealed Air's Retiree Medical Plan will be the full cost of such benefits rather than the special transitional rate provision that applies to certain Cryovac employees whose combination of age and service on March 31, 1998 totaled 70 and more, except that if Sealed Air offers eligibility at the special transitional rate provision to those Cryovac employees who met such age and service criterion but are eligible to participate in the retiree medical plan provided by W. R. Grace & Co., then you will also be offered such special transitional rate provision.

5.        OTHER BENEFIT PLANS

          Your participation in all employee benefit plans and programs other than those specifically referred to in this Agreement after you are no longer actively employed shall be governed by the terms of each of those plans and programs. As noted above, if you have any questions regarding Sealed Air employee benefits, please refer to the appropriate Summary Plan Descriptions or call Don Watt at Sealed Air's Park 80 Office in Saddle Brook, New Jersey.

          You will not be eligible for a 2001 contribution to the Profit Sharing Plan since you will not be actively employed (as provided in that Plan) on December 31, 2001.

          Subject to the provisions of Section 3(c) above, your Deferred Compensation Accounts will be paid to you in accordance with your original elections.

6.        BONUSES

          Your 2000 bonus will be based on the attainment of the goals established by the Compensation Committee in February 2000 under Sealed Air's Performance-Based Compensation Program. Assuming those goals are attained, your 2000 bonus will also be based on your individual performance and the performance of Sealed Air and the Cryovac Division during the year 2000. Your 2001 bonus will be pro-rated based on the months of your active employment during 2001. Your 2001 bonus objectives will be based on the corporate and business unit performance for the entire bonus period, as well as your individual performance during the portion of the year during which you are actively employed. Your 2001 bonus payment will be made at the same time as such payments are made to active employees. You will not be eligible for a bonus for 2002.
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7.        CONTINGENT STOCK AWARD

          On April 2, 1998, you were awarded the right to purchase 11,500 shares of Sealed Air Common Stock under the Contingent Stock Plan of Sealed Air Corporation. As provided in such Plan, such shares were issued subject to Sealed Air's right to re-acquire such shares if your employment ended prior to June 1, 2001. Since your last date of active employment will be June 30, 2001, Sealed Air's right to repurchase such shares of Common Stock will expire during your active employment under the terms of the original award.

          In addition, on April 22, 1999, you were awarded the right to purchase 13,500 shares of Sealed Air Common Stock under the Contingent Stock Plan of Sealed Air Corporation. As provided for in such Plan, such shares were issued subject to Sealed Air's right to re-acquire such shares if your employment ended prior to April 22, 2002. The period ending on April 22, 2002 is referred to in this letter as the "Repurchase Period". Subject to the approval of the Compensation Committee, Sealed Air will forego its right to repurchase such shares of Common Stock upon termination of your employment on the terms and conditions set forth below.

          The 13,500 shares referred to in the preceding paragraph (the "Retained Shares") will remain subject to Sealed Air's option to repurchase such shares at your purchase price of $1.00 per share through the Repurchase Period. Such option will become exercisable only if you breach any of your obligations referred to in Sections 8 or 11 during the Repurchase Period. You agree that Sealed Air shall also be entitled to enforce any other rights or remedies available to it upon such breach. You agree that you will not sell, transfer or encumber the Retained Shares during the Repurchase Period. You also agree that Sealed Air may place a legend on the certificate representing the Retained Shares indicating (1) that during the Repurchase Period the retained shares cannot be sold, transferred or encumbered, and (2) that Sealed Air has the right to repurchase the Retained Shares in the event of your breach of such obligations during the Repurchase Period. Upon any of the changes in the Common Stock described in Section 15 of the Contingent Stock Plan, the restriction, option and legend described in this paragraph shall apply to any securities issued in connection with any such change in respect to the Retained Shares. Following expiration of the Repurchase Period, if you comply with such obligations, you may surrender to Sealed Air the certificate representing the Retained Shares in exchange for a new certificate free of the legend or for a statement from Sealed Air representing the Retained Shares in book entry form free of such legend.

8.        OBLIGATIONS UNDER THE "1969 AGREEMENT" AND STATE LAW

          Because of your significant management role in Cryovac's business for a number of years and your position since March 31, 1998 as one of Sealed Air Corporation's executive officers, you hold significant confidential proprietary information of Sealed Air such as information about the finances, business plans and programs, research and development
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          projects, products, manufacturing processes, raw materials, suppliers, customers, marketing and sales of Sealed Air Corporation and Cryovac, Inc., and their respective subsidiaries, and the predecessor companies of such companies. You acknowledge and agree that disclosure to or use by anyone other than Sealed Air of such information could cause substantial damage to Sealed Air. You also understand and agree that after you cease to be employed by Sealed Air, you remain subject to the obligations under the agreement that you signed on July 28, 1969, with W. R. Grace & Co., a Connecticut corporation (the "1969 Agreement"), except as amended under Section 11 below and except that Sealed Air Corporation shall be considered the Company under the 1969 Agreement. You also understand that this memo and the 1969 Agreement will not affect your obligations under the South Carolina Uniform
          Trade Secrets Law or any other applicable obligations that may limit your disclosure or use of Sealed Air's confidential information.

9.        RESPONSIBILITIES DURING TRANSITION PERIOD

          During a suitable transition period, which shall end no later than the completion of the severance period, you agree to make yourself available for reasonable amounts of time to support the smooth transition of the management of the Cryovac business. Also, through the completion of your current term as President of the FPA, you will continue to represent Sealed Air in various industry groups and activities, including FPA, AMI, National Chicken Council, FPM & SA, and Clemson University. During this period, Sealed Air will reimburse you for reasonable and customary travel and entertainment expenses incurred in such representation consistent with Sealed Air's employee travel and entertainment expense policy.

10.       CONSULTING SERVICES

          At the completion of the severance period on September 27, 2002, Sealed Air may be interested in continuing to utilize your knowledge and expertise in the business and industry for some period thereafter. At that time, Sealed Air may retain your services as a consultant for a period of up to one year at a rate and on terms to be mutually agreed upon. Neither you nor Sealed Air shall have any obligation to enter into such a consulting arrangement, however.

11.       NON-COMPETITION AGREEMENT

          As part of this agreement, and in consideration for the severance payments to be received, you agree that, except with Sealed Air Corporation's consent, you will not engage, assist, or have any active interest in any business (directly or indirectly, individually or in combination with another or others, or as principal, partner, agent, contractor, consultant, employee, officer or shareholder of a corporation or otherwise) which is engaged in manufacturing, producing and/or selling any product or products that competes with any product manufactured or sold by Sealed Air Corporation or any of its subsidiaries in the

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          fields of food packaging or industrial protective packaging through the end of the severance period, as well as during any additional period for which you may be retained as a consultant, and for two years thereafter. This provision shall not prohibit you from being a shareholder who owns less than five percent of a publicly-traded company. We agree that this non-competition agreement will replace the non-competition provision (Section 4(b)) of the 1969 Agreement. Sealed Air Corporation will give its consent in all cases where it has received assurances satisfactory to it that its interests will be properly safeguarded.

12.       COMPANY CAR

          You will be entitled to retain your company car during the period of your active employment. You may purchase your company car when you leave active employment under the terms available to employees who leave employment in good standing. If you do not choose to purchase your company car, you can agree to make arrangements to return the car to Sealed Air no later than July 14, 2001, at the Duncan, South Carolina location.

13.       ENTIRE AGREEMENT AND GOVERNING LAW

          This letter and the 1969 Agreement, as amended by this agreement, set forth the entire agreement between you and Sealed Air concerning the subject matter as discussed herein. This agreement and release shall be governed by the laws of the state of South Carolina, without reference to principles of conflicts of law, regardless of the jurisdiction in which any action or proceeding may be instituted.

14.       GENERAL RELEASE

          In consideration for your signing this agreement, you acknowledge and agree that Sealed Air will provide you with severance payments and benefits to which you would not otherwise be entitled. You hereby knowingly and voluntarily release and forever discharge the Sealed Air Group from all claims that you may have. The Sealed Air Group includes Sealed Air Corporation, Cryovac, Inc., Sealed Air Corporation (US), and any and all of their past, present and future affiliates and subsidiaries. The Sealed Air Group also includes all those entities' past, present and future employees, officers, directors, representatives, benefit plans, benefit plan fiduciaries and their respective successors and assigns, whether acting in their individual capacities or on behalf of the previously mentioned entities. You release the Sealed Air Group from any and all claims, demands, causes of action and liabilities of any kind. Included in this release are claims that are known or unknown, fixed or contingent, that you may have or claim to have, now or later, in any and all jurisdictions, whether domestic or international, including those related in any way to your employment or your separation from employment with the Sealed Air Group. This release includes, but is not limited to, any claims arising under any federal, state or local law prohibiting employment discrimination based on race,
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                                      -7-


          color, national origin, sex, age, religion, disability or veteran status. The statutory claims being released include, but are not limited to, claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Federal Rehabilitation Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Employee Retirement Income Security Act and the South Carolina Human Affairs Law. You agree not to file a lawsuit or initiate any other action against the Sealed Air Group to assert any such claims. However, this release does not release your right to enforce the terms of this Agreement.

          Sealed Air releases and forever discharges you from any and all claims, demands, causes of action and liabilities of any kind which it may have through the date of the execution of this Agreement, including but not limited to claims that are known or unknown, fixed or contingent, that Sealed Air may have or claim to have, in any and all jurisdictions whether domestic or international. However, Sealed Air does not release or discharge its rights to enforce this Agreement, the 1969 Agreement (as amended by this Agreement), the South Carolina Uniform Trade Secrets Law or any other applicable obligations that may limit your disclosure or use of Sealed Air's confidential information.

15.       ACKNOWLEDGEMENT

          By signing this agreement and release, you acknowledge that:

          A. You have carefully read this agreement and release and the 1969 Agreement.

          B. You have had at least 21 days to consider signing this agreement and release.

          C. You have been advised to consult with a lawyer of your choice before signing this agreement and release, and you have had a reasonable period of time to do so.

          D. You are making a voluntary, informed decision in signing this agreement and release free of duress and coercion, and you realize that you are forever surrendering important rights in signing this agreement and release.

          E. You understand that this agreement and release will not become effective until the eighth day following the date on which you sign it. Until the close of business on the seventh day after you sign it you may revoke this agreement and release by delivering written notification of revocation to William V. Hickey, Sealed Air Corporation, Park 80 East, Saddle Brook, New Jersey 07663. Sealed Air must receive your written revocation by that date and time. You understand that if you revoke this agreement and release, you will not receive any of the severance pay or benefits described in Section 3.

                                           SEALED AIR CORPORATION


                                           By: /s/ William V. Hickey
                                              ----------------------------------
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                                           President and Chief Executive Officer

I HAVE READ THIS AGREEMENT AND RELEASE, I UNDERSTAND IT, AND I AGREE TO BE BOUND BY ITS TERMS AND CONDITIONS.

By: /s/ Leonard R. Byrne
    -----------------------
    Leonard R. Byrne

Date: 12/24/00
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